Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2025 with respect to the consolidated financial statements of TriSalus Life Sciences, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024, which is included in this Registration Statement. We consent to the inclusion of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton

Chicago, Illinois
June 23, 2025